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Merrill Lynch & Co., Inc.

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Merrill Lynch & Co., Inc.

4 World Financial Center New York, New York 10080

Call Investor Relations Toll Free:
(866) 607-1234

April 6, 2004

Dear Shareholder:

At the Company’s 2004 Annual Meeting of Shareholders, the International Brotherhood of Teamsters General Fund intends to propose the adoption of a shareholder resolution that asks the Merrill Lynch Board to amend our By-laws to require an independent director who has not served as Chief Executive Officer to serve as Chairman of the Board.

Our Board of Directors recommends a vote against the proposal. Institutional Shareholder Services (ISS), a proxy voting advisory service, has recommended that shareholders vote for this proposal.

WE URGE YOU NOT TO FOLLOW THE ISS RECOMMENDATION AND TO VOTE AGAINST THIS PROPOSAL.

The Merrill Lynch Board of Directors has already established a set of comprehensive corporate governance practices that we believe is more effective in assuring shareholder accountability than the measure advocated in the proposal.

•	The Board is composed almost entirely of independent directors with only one inside member – E. Stanley O’Neal, our Chairman and CEO. Nine of ten directors are independent.

•	All committees of the Board are composed entirely of independent directors, and the chairs of the committees meet regularly with the CEO and other members of management.

•	Merrill Lynch’s Board is characterized by active involvement of all independent Board members, with strong leadership provided by independent committee chairs.

•	Much of the Board’s business is conducted by the independent committees and reported to the full Board in presentations by the committee chairs.

•	All committee meeting schedules and agendas are set by the committee chairs.

•	The independent directors meet regularly in executive session, at least four times a year, and these sessions are chaired by our independent committee chairs on a rotating basis.

Our Board believes that, at the present time, the appointment of one independent director to the role of Chairman would diminish rather than enhance accountability by interfering with the current extensive level of interaction between management and each and every one of the independent directors. Moreover, we believe that this separation of responsibilities would not in any way enhance Mr. O’Neal’s ability to run the Company effectively.

The Merrill Lynch Board of Directors recently considered, and intentionally chose not to adopt, a separate Chairman/CEO structure.

•	In adopting our Corporate Governance Guidelines in January 2003, the Board concluded that the combination or separation of the offices of Chairman and CEO should be considered as part of the succession planning process, and that it is in the best interests of the Company for the Board to have the flexibility to make the determination in light of prevailing circumstances.

•	The Board believes that, at the present time, it is in the best interests of the Company for Mr. O’Neal to serve as Chairman and CEO. This structure provides the right combination of strong executive leadership and independent oversight and has benefited shareholders through decisive and successful responses to a challenging business environment.

•	We recognize that there are times when the appointment of a non-executive chairman can be an effective means for managing board or executive transitions, but we are opposed to a blanket rule mandating this structure at all times under all circumstances.

Our current structure is working well for the Company and delivering tangible results for our shareholders.

•	There is no question that the Board and management, as currently configured, have been able to effectively focus on the interests of the Company’s shareholders.

•	Merrill Lynch has successfully executed a comprehensive reshaping of its business and management team, producing substantial operating leverage and record profitability.

•	The Company reported its highest-ever annual net earnings and pre-tax profit margin in 2003 and grew earnings in each of the last two years.

•	Merrill Lynch’s stock price is reflecting this success — in 2003, the stock price increased by 53% as compared with a 27% increase for the S&P 500.

Good governance is the effective, independent functioning of a Board of Directors in overseeing management for the benefit of shareholders. Appointing an independent chairman or lead outside director is one means – but not the only means – to help assure that the interests of shareholders are effectively represented. We believe that ISS’s one-size-fits-all approach to the issue does not take into account our effective governance structure and our strong performance. Merrill Lynch’s Board, in examining the specific needs of the Company, decided on a different approach that it believes is more effective and better serves the interests of shareholders.

We urge you to vote AGAINST this shareholder proposal.

Thank you for your consideration.

/s/ Rosemary Berkery	/s/ Jason Wright
Rosemary Berkery	Jason Wright
Executive Vice President	Senior Vice President
General Counsel	Communications and Public Affairs